For More Information Contact:
John Swendrowski, Chairman & CEO
Northland Cranberries, Inc.
2930 Industrial Street, P.O. Box 8020
Wisconsin Rapids, WI 54495-8020
Tel: 715-424-4444 Fax: 715-422-6897
www.northlandcran.com

NEWS RELEASE

For release Tuesday, November 16, 2004 at 4:00 p.m. (CST)

NORTHLAND CRANBERRIES, INC. ANNOUNCES SPECIAL CASH DIVIDEND

        Wisconsin Rapids, WI – Northland Cranberries, Inc. (OTC: NRCNA) announced today that its Board of Directors has approved payment of a special cash dividend on shares of its class A common stock. The cash dividend of $0.33 per class A share is payable on December 1, 2004 to all shareholders of record as of the close of business on November 26, 2004. As of November 16, 2004, there were approximately 94,091,633 class A shares issued and outstanding. The dividend will be paid from a combination of proceeds from the recently announced transaction involving the sale of Northland’s Wisconsin Rapids processing plant to Ocean Spray Cranberries, Inc., as well as new financing of approximately $26.0 million provided by certain of Northland’s existing lenders.

        Northland is a vertically integrated grower, handler, processor and marketer of cranberries and value-added cranberry products. The company processes and sells Northland brand 100% juice cranberry blends, Seneca brand juice products, Northland brand fresh cranberries and other cranberry products through retail supermarkets and other distribution channels. Northland is the only publicly-owned, regularly-traded cranberry company in the United States, with shares traded on the Over-the-Counter Bulletin Board under the listing symbol NRCNA.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

To the extent the Company makes certain “forward-looking statements” in this press release, such as statements about future plans, goals and other events which have not yet occurred, such statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified because they include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. These forward-looking statements involve risks and uncertainties and the actual results could differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, without limitation, risks associated with (i) the Company’s ability to reinvigorate its Northland and Seneca brand names, distribution capabilities and branded products market share and generate increased levels of branded product sales; (ii) the level of cranberry inventory held by industry participants; (iii) the development, market share growth and consumer acceptance of the Company’s branded juice products; (iv) agricultural factors affecting the Company’s crop and the crop of other North American growers; (v) the Company’s ability to comply with the terms and conditions of, and to satisfy its responsibilities under, its credit facilities and other debt agreements; and (vi) the Company’s ability to identify, evaluate and successfully execute any strategic alternatives. You should consider these risks and factors and the impact they may have when you evaluate these forward-looking statements. These statements are based only on the Company’s knowledge and expectations on the date of this press release. The Company disclaims any duty to update these statements or other information in this press release based on future events or circumstances.